Exhibit 99

Press Release

Rural Cellular Corporation

Announces

Placement Of Subordinated Notes

For Immediate Release

ALEXANDRIA, Minn., January 14, 2002 -- Rural Cellular Corporation (Nasdaq: RCCC) today announced the pricing of $300 million of its senior subordinated notes due 2010. Cash interest is payable semi-annually on the notes at a rate of 9¾% per annum.  The net proceeds from the sale will be used to pay down existing debt.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

The issuance of the notes has not been registered under the Securities Act of 1933, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause the Company not to issue the above-mentioned securities, including the impact of changing economic or business conditions, unfavorable interest rates and other risk factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

CONTACT:

Rural Cellular Corporation, Alexandria

Wesley Schultz, 320/762-2000

or

Suzanne Allen, 320/808-2156

or

World Wide Web address: http://www.rccwireless.com